Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Beyond Air, Inc. on Form S-3 of our report dated June 22, 2023, with respect to our audit of the consolidated financial statements of Beyond Air, Inc. as of and for the year ended March 31, 2023 appearing in the Annual Report on Form 10-K of Beyond Air, Inc. for the year ended March 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

August 11, 2023